                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)
                             (Amendment No. 1) (1)


                               Vixel Corporation
                               (Name of Issuer)


                        Common Stock, par value $.0015
                        (Title of Class of Securities)


                                   92855210
                                (CUSIP Number)


                               December 31, 2000
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-1(b)
      [_]  Rule 13d-1(c)
      [X]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  -----------------------                                ---------------------
  CUSIP NO.  92855210                 13G                 Page 2 of 33 pages.
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification Nos. of Above Persons (Entities Only)


      Mayfield VII, a California Limited Partnership
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of A Group
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.

      California
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     NUMBER OF
                                 -0-
      SHARES       -----------------------------------------------------------
                          Shared Voting Power
   BENEFICIALLY      6.

     OWNED BY                    -0-
                   -----------------------------------------------------------
       EACH               Sole Dispositive Power
                     7.
    REPORTING
                                 -0-
      PERSON       -----------------------------------------------------------
                          Shared Dispositive Power
       WITH          8.
                                 -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
                     -0-
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [_]
10.


------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.

                     -0-
------------------------------------------------------------------------------
      Type of Reporting Person
12.
                     PN
------------------------------------------------------------------------------

  -----------------------                                ---------------------
  CUSIP NO.  92855210                 13G                 Page 3 of 33 pages.
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification Nos. of Above Persons (Entities Only)


      Mayfield VII Management Partners, a California Limited Partnership
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of A Group
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.

      California
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     NUMBER OF
                                 16,666
      SHARES       -----------------------------------------------------------
                          Shared Voting Power
   BENEFICIALLY      6.

     OWNED BY                    -0-
                   -----------------------------------------------------------
       EACH               Sole Dispositive Power
                     7.
    REPORTING
                                 16,666
      PERSON       -----------------------------------------------------------
                          Shared Dispositive Power
       WITH          8.
                                 -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
                     16,666
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [_]
10.


------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row 9
11.

                     0.1%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
                     PN
------------------------------------------------------------------------------

  -----------------------                                ---------------------
  CUSIP NO.  92855210                 13G                 Page 4 of 33 pages.
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification Nos. of Above Persons (Entities Only)


      Mayfield Associates Fund II, a California Limited Partnership
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of A Group
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.

      California
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     NUMBER OF
                                 -0-
      SHARES       -----------------------------------------------------------
                          Shared Voting Power
   BENEFICIALLY      6.

     OWNED BY                    -0-
                   -----------------------------------------------------------
       EACH               Sole Dispositive Power
                     7.
    REPORTING
                                 -0-
      PERSON       -----------------------------------------------------------
                          Shared Dispositive Power
       WITH          8.
                                 -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
                    -0-
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [_]
10.


------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.

                    0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
                    PN
------------------------------------------------------------------------------

  -----------------------                                ---------------------
  CUSIP NO.  92855210                 13G                 Page 5 of 33 pages.
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification Nos. of Above Persons (Entities Only)


      Yogen K. Dalal
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of A Group
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.

      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     NUMBER OF
                                 -0-
      SHARES       -----------------------------------------------------------
                          Shared Voting Power
   BENEFICIALLY      6.

     OWNED BY                    16,666
                   -----------------------------------------------------------
       EACH               Sole Dispositive Power
                     7.
    REPORTING
                                 -0-
      PERSON       -----------------------------------------------------------
                          Shared Dispositive Power
       WITH          8.
                                 16,666
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
                     16,666
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [_]
10.


------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.

                     0.1%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
                     IN
------------------------------------------------------------------------------

  -----------------------                                ---------------------
  CUSIP NO.  92855210                 13G                 Page 6 of 33 pages.
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification Nos. of Above Persons (Entities Only)


      F. Gibson Myers, Jr.
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of A Group
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.

      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     NUMBER OF
                                 -0-
      SHARES       -----------------------------------------------------------
                          Shared Voting Power
   BENEFICIALLY      6.

     OWNED BY                    16,666
                   -----------------------------------------------------------
       EACH               Sole Dispositive Power
                     7.
    REPORTING
                                 -0-
      PERSON       -----------------------------------------------------------
                          Shared Dispositive Power
       WITH          8.
                                 16,666
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
                    16,666
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [_]
10.


------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.

                    0.1%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
                    IN
------------------------------------------------------------------------------

  -----------------------                                ---------------------
  CUSIP NO.  92855210                 13G                 Page 7 of 33 pages.
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification Nos. of Above Persons (Entities Only)


      Kevin A. Fong
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of A Group
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.

      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     NUMBER OF
                          58,835 (includes options to purchase 16,666 shares)
      SHARES       -----------------------------------------------------------
                          Shared Voting Power
   BENEFICIALLY      6.

     OWNED BY             16,666
                   -----------------------------------------------------------
       EACH               Sole Dispositive Power
                     7.
    REPORTING
                          58,835 (includes options to purchase 16,666 shares)
      PERSON       -----------------------------------------------------------
                          Shared Dispositive Power
       WITH          8.
                          16,666
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
                     75,501 (includes options to purchase 16,666 shares)
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [_]
10.


------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.

                     0.3%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
                     IN
------------------------------------------------------------------------------

  -----------------------                                ---------------------
  CUSIP NO.  92855210                 13G                 Page 8 of 33 pages.
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification Nos. of Above Persons (Entities Only)


      William D. Unger
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of A Group
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.

      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     NUMBER OF
                                 2,525
      SHARES       -----------------------------------------------------------
                          Shared Voting Power
   BENEFICIALLY      6.

     OWNED BY                    16,666
                   -----------------------------------------------------------
       EACH               Sole Dispositive Power
                     7.
    REPORTING
                                 2,525
      PERSON       -----------------------------------------------------------
                          Shared Dispositive Power
       WITH          8.
                                 16,666
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
                     19,191
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [_]
10.


------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.

                     0.1%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
                     IN
------------------------------------------------------------------------------

  -----------------------                                ---------------------
  CUSIP NO.  92855210                 13G                 Page 9 of 33 pages.
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification Nos. of Above Persons (Entities Only)


      Wendell G. Van Auken, III
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of A Group
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.

      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     NUMBER OF
                                 -0-
      SHARES       -----------------------------------------------------------
                          Shared Voting Power
   BENEFICIALLY      6.

     OWNED BY                    16,666
                   -----------------------------------------------------------
       EACH               Sole Dispositive Power
                     7.
    REPORTING
                                 -0-
      PERSON       -----------------------------------------------------------
                          Shared Dispositive Power
       WITH          8.
                                 16,666
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
                     16,666
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [_]
10.


------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.

                     0.1%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
                     IN
------------------------------------------------------------------------------

  -----------------------                                ---------------------
  CUSIP NO.  92855210                 13G                 Page 10 of 33 pages.
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification Nos. of Above Persons (Entities Only)


      Michael J. Levinthal
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of A Group
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.

      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     NUMBER OF
                                 -0-
      SHARES       -----------------------------------------------------------
                          Shared Voting Power
   BENEFICIALLY      6.

     OWNED BY                    16,666
                   -----------------------------------------------------------
       EACH               Sole Dispositive Power
                     7.
    REPORTING
                                 -0-
      PERSON       -----------------------------------------------------------
                          Shared Dispositive Power
       WITH          8.
                                 16,666
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
                     16,666
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [_]
10.


------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.

                     0.1%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
                     IN
------------------------------------------------------------------------------

  -----------------------                                ---------------------
  CUSIP NO.  92855210                 13G                 Page 11 of 33 pages.
  -----------------------                                ---------------------


------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification Nos. of Above Persons (Entities Only)


      A. Grant Heidrich, III
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of A Group
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.

      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     NUMBER OF
                                 -0-
      SHARES       -----------------------------------------------------------
                          Shared Voting Power
   BENEFICIALLY      6.

     OWNED BY                    16,666
                   -----------------------------------------------------------
       EACH               Sole Dispositive Power
                     7.
    REPORTING
                                 -0-
      PERSON       -----------------------------------------------------------
                          Shared Dispositive Power
       WITH          8.
                                 16,666
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
                     16,666
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [_]
10.


------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
                     0.1%

------------------------------------------------------------------------------
      Type of Reporting Person
12.
                     IN
------------------------------------------------------------------------------

Item 1.

       (a)    Name of Issuer:

              Vixel Corporation

       (b)    Address of Issuer's Principal Executive Offices:

              11911 North Creek Parkway South
              Bothell, Washington 98011

Item 2.

       (a)    Name of Persons Filing:

              Mayfield VII, a California Limited Partnership
              Mayfield VII Management Partners, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
              F. Gibson Myers, Jr.
              Kevin A. Fong
              William D. Unger
              Wendell G. Van Auken, III
              Michael J. Levinthal
              A. Grant Heidrich, III

       (b)    Address of Principal Business Office:

              c/o Mayfield Fund
              2800 Sand Hill Road
              Menlo Park, CA 94025

       (c)    Citizenship:

              The entities listed in Item 2(a) are California Limited Partnerships.
              The individuals listed in Item 2(a) are U.S. citizens.

       (d)    Title of Class of Securities:

              Common Stock, par value $.0015

       (e)    CUSIP Number:

              92855210

                             Page 12 of 33 pages.

Item 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

          Not applicable

Item 4.   Ownership

          The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

          Not applicable.


                             Page 13 of 33 pages.

                                  SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2001
                                MAYFIELD VII
                                A California Limited Partnership

                                By:  Mayfield VII Management Partners,
                                     a California Limited Partnership,
                                     Its General Partner

                                By: /s/ James T. Beck
                                   ----------------------------------------
                                    James T. Beck, Authorized Signatory

                                MAYFIELD VII MANAGEMENT PARTNERS
                                A California Limited Partnership

                                By: /s/ James T. Beck
                                   ----------------------------------------
                                    James T. Beck, Authorized Signatory

                                MAYFIELD ASSOCIATES FUND II
                                A California Limited Partnership

                                By: /s/ James T. Beck
                                   ----------------------------------------
                                    James T. Beck, Authorized Signatory

                                YOGEN K. DALAL

                                By: /s/ James T. Beck
                                   ----------------------------------------
                                    James T. Beck, Attorney In Fact

                                F. GIBSON MYERS, JR.

                                By: /s/ James T. Beck
                                   ----------------------------------------
                                    James T. Beck, Attorney In Fact

                                KEVIN A. FONG

                                By: /s/ James T. Beck
                                   ----------------------------------------
                                    James T. Beck, Attorney In Fact



                             Page 14 of 33 pages.

                                WILLIAM D. UNGER

                                By: /s/ James T. Beck
                                   ----------------------------------------
                                    James T. Beck, Attorney In Fact

                                WENDELL G. VAN AUKEN, III

                                By: /s/ James T. Beck
                                   ----------------------------------------
                                    James T. Beck, Attorney In Fact

                                MICHAEL J. LEVINTHAL

                                By: /s/ James T. Beck
                                   ----------------------------------------
                                    James T. Beck, Attorney In Fact

                                A. GRANT HEIDRICH, III

                                By: /s/ James T. Beck
                                   ----------------------------------------
                                    James T. Beck, Attorney In Fact


                             Page 15 of 33 pages.

                                 EXHIBIT INDEX

Exhibit 1 -   Joint Filing Agreement

Exhibit 2 -   Powers of Attorney


                             Page 16 of 33 pages.